Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2016 (the “Effective Date”), by and between Vishay Precision Group, Inc., a Delaware corporation (the “Company”), and ROLAND DESILETS (the “Executive”).
W I T N E S S E T H:
WHEREAS, Executive has been employed by the Company; and
WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue such employment; and
WHEREAS, the Company and Executive intend for this Agreement to document the terms and conditions of his continuing employment by the Company.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Definitions.
1.1.    “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements previously submitted to the Company in accordance with Section 5.2 of this Agreement.
1.2.    “Board of Directors” or “Board” means the Board of Directors of the Company.
1.3.    “Cause” means any of the following:
(a)    Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving the Company and/or any of its subsidiaries);
(b)    any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from the Company and/or any of its subsidiaries; or
(c)    Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of the Company applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from the Company.
1.4.    “Change in Control” shall have the meaning set forth in the Vishay Precision Group, Inc. 2010 Stock Incentive Program as of the Effective Date.
1.5.    “Code” means the Internal Revenue Code of 1986, as amended.
1.6.    “Common Stock” shall have the meaning set forth in the Vishay Precision Group, Inc. 2010 Stock Incentive Program as of the Effective Date.

1.7.    “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of resistive foil technology products such as resistive sensors, strain gages, ultra-precision foil resistors, current sensors, transducers/load cells, weighing modules, weighing systems and control systems, to the extent the Company or any subsidiary of the Company is engaged in such activities on the Date of Termination.
1.8.    “Date of Termination” means (i) the effective date on which Executive’s employment by the Company is terminated by the Company or Executive, as the case may be, or (ii) if Executive’s employment by the Company terminates by reason of death, the date of Executive’s death. Notwithstanding the previous sentence, if Executive’s employment is terminated by Executive without Good Reason, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.
1.9.    “Disability” means (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
1.10.     “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:
(a)    any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) with respect to the Company from those set forth in this Agreement;
(b)    a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date);
(c)    relocation of Executive’s principal place of performance to a location more than 50 kilometers from Malvern, Pennsylvania; or
(d)    any other material breach of this Agreement by the Company.
Notwithstanding the foregoing, in order for an event or circumstance to constitute “Good Reason,” (i) Executive must provide the Company with Notice of Termination, describing the event or circumstance giving rise to Good Reason within 45 days after it has occurred, (ii) the Company shall have 45 days after receipt of such notice to cure the event or circumstance giving rise to Good Reason and (iii) if the Company fails to cure the event or circumstance giving rise to Good Reason, then Executive shall have the right to resign for Good Reason during the ninety (90) day period commencing immediately after the last day of the 45 day cure period.
1.11.    “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).
1.12.    “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

1.13.    “Notice of Termination” means a written notice of termination of Executive’s employment with the Company, signed by Executive, if to the Company, or by a duly authorized officer of the Company, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
2.    Employment; Term.
2.1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, in accordance with and subject to the terms and conditions set forth herein.
2.2.    Term. This Agreement shall become effective as of January 1, 2016. The “Initial Term” of this Agreement shall commence on January 1, 2016 and continue until December 31, 2016, unless earlier terminated in accordance with the provisions of this Agreement; provided, however, that at the end of the Initial Term and at the end of each Extension Year (as defined herein), this Agreement shall automatically be extended for an additional one-year period (each such additional one-year period, an “Extension Year,” and, together with the Initial Term, until the Date of Termination, the “Term”), unless the Company or Executive gives notice to the other party at least sixty (60) days prior to the end of the Initial Term or the Extension Year, as applicable, of its or his intention not to extend the Term, in which case the Term will end at the completion of such Initial Term or Extension Year, as applicable. An election not to extend the Term shall be deemed a termination of employment by the party so electing.
3.    Duties.
3.1.    Position. During the Term, Executive shall serve as Vice President, General Counsel and Secretary of the Company, reporting directly to the Chairman of the Board (with respect to his duties as Secretary) and to the Chief Financial Officer of the Company (with respect to the balance of his duties).
3.2.    Authority and Responsibility. Executive shall have such authority and responsibility as is customary for a Vice President, General Counsel and Secretary of a multi-national corporation.
3.3.    Activities. Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement, during the Term, Executive shall devote his full professional attention and best efforts to the business and affairs of the Company. It shall not be considered a violation of the foregoing for Executive to (i) provide services to any subsidiaries or affiliates of the Company, (ii) serve on corporate, industry, civic or charitable boards or committees or (iii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
3.4.    Place of Performance. During the Term, Executive will perform the duties required of him by this Agreement principally from the Company’s offices located in Malvern, Pennsylvania, subject to normal and customary travel requirements relating to the conduct of Executive’s duties and responsibilities and the Company’s business.

4.    Compensation.
4.1.    Base Salary. Effective January 1, 2016, the Company shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”), of USD $210,591.79 per year (as may be adjusted from time to time, the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.
4.2.    Bonus.
(a)    Beginning with the Company’s 2016 fiscal year and for each fiscal year thereafter during the Term, Executive shall be eligible to earn an annual performance bonus (“Bonus”), payable in cash, with a target equal to 20% of Base Salary (the “Target Bonus”) with a minimum Bonus of 0% of Base Salary and a maximum Bonus of 40% of Base Salary. The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon the Company’s achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion (the “Performance Goals”).
(b)    For each fiscal year during the Term, Executive shall be eligible to earn a Bonus equal to 13.333% of Base Salary if 80% of the Performance Goals for such fiscal year are achieved. In addition, the amount of Bonus payable to Executive shall increase by 0.3335% of Base Salary for each additional 1% of the Performance Goals which are achieved for such year; provided, that for each 1% of the Performance Goals achieved in excess of 100%, the amount of Bonus payable to Executive shall increase by 0.8% of Base Salary. During the Term and in any event, (i) the maximum level of Bonus which Executive shall be eligible to earn is 40% of Base Salary; (ii) no Bonus shall be payable if less than 80% of the Performance Goals are achieved; and (iii) no Bonus in excess of the maximum level of 40% of Base Salary shall be payable to the Executive if more than 125% of the Performance Goals are achieved.
(c)    For each fiscal year during the Term, any Bonus payable pursuant to this Section 4.2 shall be paid on the fifth consecutive trading day after the date that VPG files its Form 10-K with the Securities and Exchange Commission for the prior fiscal year; provided, however, that if VPG does not file such From 10-K on or before December 15th of the fiscal year immediately following the fiscal year with respect to which the Bonus relates, no Bonus shall be paid in respect of such prior fiscal year.
4.3.    Long-Term Equity Incentive. Effective each January 1 during the Term, the Company shall grant Executive an annual equity award under the Company’s 2010 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 30% of Base Salary on such date (the “Annual Equity Grant”). Twenty-five percent (25%) of each Annual Equity Grant shall be in the form of time-vested restricted stock units (“RSUs”), and seventy-five percent (75%) shall be in the form of performance-based restricted stock units (“PBRSUs”). The number of shares of Common Stock subject to such RSUs and PBRSUs shall be determined by dividing the applicable amount of the Annual Equity Grant by the average closing price of Common Stock on the New York Stock Exchange for the five (5) consecutive trading days immediately preceding each January 1. Subject to Executive’s continued employment with the Company, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, such PBRSUs shall vest only to the extent the performance criteria applicable to the PBRSUs are realized, with such performance criteria and extent of vesting established by the Compensation Committee, it being agreed that the impact of acquisitions by the Company shall be included in calculating the achievement of the applicable performance criteria. In the event of the termination of Executive’s employment with the Company by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, the outstanding RSUs granted pursuant to this Section 4.3 shall immediately vest and the outstanding PBRSUs granted pursuant to this Section 4.3 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control, all of such outstanding RSUs and PBRSUs shall immediately vest.
5.    Additional Rights.
5.1.    Employee Benefits. The Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.
5.2.    Reimbursement of Expenses. In accordance with the Company’s standard reimbursement policies as they exist from time to time, the Company shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.
5.3.    Vacation, Personal and Sick Days. The Executive shall be entitled to vacation, personal and sick days each year in accordance with the policies of the Company, as in effect from time to time.
5.4.    Indemnification. The Company shall indemnify Executive to the extent provided in the Company’s certificate of incorporation and/or bylaws, as in effect from time to time.
6.    Termination of Employment; Compensation Upon Termination.
6.1.    Termination. Executive’s employment with the Company may be terminated prior to the end of the Term under the following circumstances:
(a)    Death. Executive’s employment hereunder shall terminate immediately upon Executive’s death.
(b)    Termination by the Company. The Company may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive. A termination of Executive’s employment due to Executive’s Disability shall be equivalent to a termination by the Company without Cause.
(c)    Termination by Executive. Executive may terminate his employment with or without Good Reason, by Notice of Termination to the Company.
6.2.    Compensation Upon Termination.
(a)    Termination by the Company Without Cause; Termination by Executive With Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(i)    A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.
(ii)    Continued payment of Executive’s then current Base Salary from the Date of Termination until the first anniversary of the Date of Termination, to be paid in accordance with the Company’s standard payroll practices as in effect from time to time.
(iii)    Payment of Executive’s Bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such Bonus would have been paid to Executive if not for Executive’s termination of employment.
(iv)    Payment of a pro-rata Target Bonus with respect to the fiscal year during which the Date of Termination occurs, in an amount equal to the Target Bonus for such fiscal year multiplied by a fraction, the numerator of which equals the number of days Executive was employed with the Company in the Company’s fiscal year of termination of employment through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), which amount shall be paid within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.
(b)    Termination For Any Other Reason. In the event Executive’s employment with the Company is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to the following:
(i)    A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.
(ii)    Payment of Executive’s Bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such Bonus would have been paid to Executive if not for Executive’s termination of employment.
6.3.    Release. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 6.2 are conditioned on Executive’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require and in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”). Subject to Section 8.8 below, the severance benefits described in Section 6.2 will begin to be paid or provided on the 60th day following Executive’s Date of Termination, provided that the Release is then irrevocable.
6.4.    Additional Payments By the Company.
(a)    It is the understanding of the parties hereto that neither the payments set forth in Section 6.2 nor any other payment under this Agreement are contingent upon or related to a change in control of the Company and all such payments are to be paid without regard to the occurrence of a change in control of the Company.
(b)    Notwithstanding the foregoing, in view of the fact that if Executive’s employment were to terminate subsequent to a change in control of the Company, the Internal Revenue Service might assert that all or some such payments are contingent upon such change in control, the parties hereto agree as follows: In the event that the severance and other benefits provided for in this

Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6.3, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits under this Agreement, notwithstanding that all or some portion of such severance or other benefits may be taxable under Section 4999 of the Code. To the extent permitted under Section 409A of the Code without resulting in an excise tax to the Executive, the manner in which any such reduction shall be made shall be determined by the Executive; provided, however, that to the extent necessary to avoid an excise tax under Section 409A of the Code, Executive shall not have any discretion or role with respect to such reduction and instead, any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code with any such reduction in either cash payments or equity compensation benefits being made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
6.5.    Notwithstanding anything herein to the contrary, upon termination of Executive’s employment with Company, all titles, positions, roles and responsibilities Executive holds with the Company and any of its subsidiaries shall immediately cease.
7.    Restrictive Covenants.
7.1.    Non-Competition. During his employment with the Company and the Non-Competition Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing

Business. Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.
7.2.    Non-Solicitation. During his employment with the Company and the Non-Solicitation Period, Executive shall not, directly or indirectly:
(a)    solicit any customer of the Company or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;
(b)    hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of the Company or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with the Company or any of its subsidiaries, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;
(c)    persuade or seek to persuade any customer of the Company or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with the Company or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or
(d)    interfere in any manner in the relationship of the Company or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.
7.3.    Confidential Information. Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of the Company and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Company or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

7.4.    Non-Disparagement. Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors of the Company and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.
7.5.    Acknowledgements Respecting Restrictive Covenants.
(a)    Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:
(i)    the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and
(ii)    such restrictive covenants are reasonably necessary to protect the legitimate business interests of the Company and its affiliates.
(b)    The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 7, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 7. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.
(c)    In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.
(d)    If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.
7.6.    Special Consideration. Executive hereby acknowledges that the payments to Executive pursuant to Section 4 and Section 6 of this Agreement are in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.
8.    Miscellaneous.
8.1.    Key Man Insurance. Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to

Executive, the proceeds of which would be payable to the Company or such affiliate. Executive hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company’s or the Company’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for the Company or its affiliates to seek, purchase and maintain in full force and effect such policy or policies. The Company shall ensure that under no circumstances shall the results of any such medical examination shall be disclosed to any person or entity, including the Company, other than to the Executive and to the applicable insurance company for purposes of providing such insurance, which insurance company shall hold such results in the strictest confidence.
8.2.    Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, or (iii) by registered or certified mail, return receipt requested. The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three (3) days after mailing. Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:
To the Company:
Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
Attention: Chief Executive Officer
Facsimile No.:
To Executive:
Roland Desilets
[personal address omitted]
8.3.    No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except as set forth in Section 6.2(a)(v) hereof, such amounts shall not be reduced whether or not Executive obtains other employment.
8.4.    Successors.
(a)    This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform if no such succession had taken place. As used in this Agreement, “the Company,” shall mean both such entity as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
8.5.    Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Employment Agreement, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.
8.6.    Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable U.S. federal, state, local or other law, the Company is required to withhold therefrom.
8.7.    Section 409A. All payments to be made upon a termination of employment under the Agreement will only be made upon a “separation from service” under section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under the Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment. If severance benefits payable under the Agreement constitute a “deferral of compensation” within the meaning of section 409A of the Code at the time of Executive’s termination of employment, then if Executive is a “specified employee” of a publicly-traded corporation, notwithstanding any other provision of the Agreement, payment of severance under the Agreement shall be delayed for a period of six months from the date of Executive’s separation from service. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of section 409A of the Code, and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the term of the Agreement (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to

Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
8.8.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
8.9.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Delaware, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
8.10.    Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.
8.11.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

[Signature page to R. Desilets Employment Agreement]
IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Board of Directors of the Company, the Company has caused this Agreement to be executed in their name and on their behalf, all as of the date above written.

VISHAY PRECISION GROUP, INC.

By: /s/ William M. Clancy
Name:    William M. Clancy

Title:	Executive Vice President and
Chief Financial Officer

EXECUTIVE:

/s/ Roland Desilets
Roland Desilets